                                                                     EXHIBIT 5.1

SULLIVAN & CROMWELL

    TELEPHONE: 1-212-558-4000                   125 BROAD STREET
    FACSIMILE: 1-212-558-3588                NEW YORK, NY 10004-2498
       WWW.SULLCROM.COM                               --------
                                      LOS ANGELES - PALO ALTO - WASHINGTON, D.C.
                                            FRANKFURT - LONDON - PARIS
                                             BEIJING - HONG KONG - TOKYO
                                                 MELBOURNE - SYDNEY



                                                               September 6, 2002


Vertis, Inc.,
  250 West Pratt Street, 18th Floor,
    Baltimore, Maryland 21201.


Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act") of $250 million aggregate principal amount of 10-7/8% Series B Senior Notes due 2009 (the "Exchange Notes") of Vertis, Inc. (the "Company") to be issued in exchange for the Company's outstanding 10-7/8% Senior Notes due 2009 pursuant to (i) the Indenture, dated as of June 24, 2002 (the "Indenture"), by and among the Company, the Company's subsidiaries listed on ANNEX A hereto (the "Delaware Subsidiary Guarantors"), PrintCo., Inc., a Michigan corporation and a subsidiary of the Company ("PrintCo"), and The Bank of New York, as trustee (the "Trustee"), and (ii) the Registration Rights Agreement, dated as of June 24, 2002 (the "Registration Rights Agreement"), by and among the Company, the Delaware

Vertis, Inc.                                                               -2-


Subsidiary Guarantors, PrintCo and Deutsche Bank Securities Inc., J.P.
Morgan Securities Inc., Banc of America Securities LLC and Fleet Securities, Inc., we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

        (1) The Exchange Notes have been duly authorized by the Company; and when the Securities and Exchange Commission (the "Commission") declares the Company's Registration Statement on Form S-4 relating to the Exchange Notes (the "Registration Statement") effective and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Vertis, Inc.                                                               -3-


        (2) The guarantees of the Exchange Notes by the Delaware Subsidiary Guarantors (the "Guarantees") have been duly authorized by each of the Delaware Subsidiary Guarantors; and when the Commission declares the Registration Statement effective, the Guarantees have been duly executed and delivered and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guarantees will constitute valid and legally binding obligations of the respective Delaware Subsidiary Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, and the General Corporation Law and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     In connection with the foregoing, we have assumed (i) that at the time of the issuance and delivery of the

Vertis, Inc.                                                               -4-


Exchange Notes and the Guarantees there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and the Guarantees and (ii) that the issuance and delivery of the Exchange Notes and the Guarantees, all of the terms of the Exchange Notes and the Guarantees, and the performance by the Company and the Delaware Subsidiary Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Delaware Subsidiary Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Company and the Delaware Subsidiary Guarantors.

     In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and the Delaware Subsidiary Guarantors and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) that the Exchange Notes will conform to the specimens thereof examined by us, (iii) that the Trustee's certificates of

Vertis, Inc.                                                               -5-


authentication of the Exchange Notes will be manually signed by one of the Trustee's authorized officers and (iv) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                                  Very truly yours,

                                                  /s/ Sullivan & Cromwell

Vertis, Inc.                                                               -6-


                     ANNEX A: DELAWARE SUBSIDIARY GUARANTORS


Enteron Group, LLC
Webcraft, LLC
Webcraft Chemicals, LLC
Big Flower Digital Services (Delaware), Inc.
Big Flower Digital LLC